Exhibit 99.22

REGISTRATION RIGHTS ASSIGNMENT AGREEMENT

THIS REGISTRATION RIGHTS ASSIGNMENT AGREEMENT is made as of the 29th day of June, 2018,

B E T W E E N:

BROOKFIELD BRP HOLDINGS (CANADA) INC., a corporation incorporated under the laws of the province of Ontario

(“BRPHC”)

– and –

BBHC ORION HOLDCO L.P., a limited partnership incorporated under the laws of the province of Ontario

(“BBHC LP”)

– and –

TERRAFORM POWER, INC., a corporation incorporated under the laws of the State of Delaware

(“TerraForm”)

RECITALS:

Orion US Holdings 1 L.P., a limited partnership incorporated under the laws of the State of Delaware (“Brookfield”) and TerraForm entered into a Registration Rights Agreement dated October 16, 2017 (together with the Registration Rights Joinder (as defined below), the “Registration Rights Agreement”);

BRPHC, Brookfield and TerraForm entered into a Registration Rights Joinder, dated June 11, 2018 (the “Registration Rights Joinder”), pursuant to BRPHC was added as a “Holder” (as defined the Registration Rights Agreement) and became subject to and bound by all the terms and conditions of the Registration Rights Agreement as a Holder;

Pursuant to Section 2.9 of the Registration Rights Agreement, (a) the rights of each Holder under the Registration Rights Agreement may, in the Holder’s discretion, be assigned, in whole or in part, to any direct or indirect transferee of all or any portion of such Holder’s “Registrable Shares” (as defined in the Registration Rights Agreement) who agrees in writing to be subject to and bound by all the terms and conditions of the Registration Rights Agreement and (b) the Holder shall provide TerraForm with written notice promptly after such assignment stating the name and address of the assignee and identifying the “Shares” (as defined in the Registration Rights Agreement) as to which the rights under the Registration Rights Agreement are being assigned;

BRPHC has contributed to BBHC LP 29,878,048 shares of Class A common stock, par value $0.01 per share, of TerraForm (the “Class A Shares”), which constitute all of BRPHC’s “Registrable Shares” under the Registration Rights Agreement (the “Share Contribution”); and

In connection with the Share Contribution, BRPHC desires to assign to BBHC LP its rights under the Registration Rights Agreement in connection with the Class A Shares.

NOW THEREFORE in consideration of the premises and mutual agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                                        Registration Rights Assignment

Pursuant to Section 2.9 of the Registration Rights Agreement, (a) BRPHC hereby assigns to BBHC LP all the rights of BRPHC in relation to the Class A Shares as a Holder under the Registration Rights Agreement and (b) BBHC LP shall be subject to and bound by all the terms and conditions of the Registration Rights Agreement as a Holder.

The name and address of BBHC LP are as follows:

BBHC Orion Holdco L.P.
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3

This Registration Rights Assignment Agreement shall constitute notice of the assignment of BRPHC’s rights pursuant to Section 2.9 of the Registration Rights Agreement, the receipt of which TerraForm hereby acknowledges.

Except as modified hereby, the terms of the Registration Rights Agreement remain in full force and effect. TerraForm acknowledges and agrees that the Conflicts Committee of the TerraForm Board of Directors has agreed to and approved this Registration Rights Assignment Agreement.

2.                                        Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Registration Rights Joinder and shall use its best efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Registration Rights Assignment Agreement.

3.                                        Governing Law

This Registration Rights Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.                                        Counterparts

This Registration Rights Assignment Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Registration Rights Assignment Agreement may be made and evidenced by facsimile transmission or other means of electronic transmission.

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IN WITNESS WHEREOF the parties hereto have executed this Registration Rights Assignment Agreement as of the date first written above.

BROOKFIELD BRP HOLDINGS (CANADA) INC.,

by:
/s/ Jennifer Mazin
Name: Jennifer Mazin
Title: Senior Vice President and Secretary

BBHC ORION HOLDCO L.P., by its general partner ORION CANADIAN AIV GP INC.,

by:
/s/ Douglas Christie
Name: Douglas Christie
Title: Senior Vice President

by:
/s/ Adrienne Moore
Name: Adrienne Moore
Title: Vice President

AGREED AND ACKNOWLEDGED:

TERRAFORM POWER, INC.,

by:
/s/ Andrea Rocheleau
Name: Andrea Rocheleau
Title: General Counsel